Exhibit 99.01

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NEURALSTEM ALZHEIMER’S DISEASE ANIMAL DATA PRESENTED AT THE CONGRESS OF NEUROLOGICAL SURGEONS ANNUAL MEETING

GERMANTOWN, MD, October 23, 2014 -- Neuralstem, Inc. (NYSE MKT: CUR) announced that the first data in a study transplanting its neural stem cells in an animal model of Alzheimer’s disease was presented at the Congress of Neurological Surgeons Annual Meeting, yesterday, in Boston, MA. In a late-breaking science oral presentation titled, “Peri-hippocampal stem cell transplantation rescues cognitive decline in Alzheimer’s disease,” Osama N. Kashlan, MD, of the departments of Neurology and Neurosurgery at the University of Michigan Medical School, concluded that HK532: IGF1 (NSI-532.IGF) cells rescued spatial learning and memory deficits in mice with an animal model of Alzheimer’s disease. NSI-532.IGF cells, Neuralstem’s second stem cell product, are a cortical neural stem cell line that has been engineered to produce human insulin-like growth factor 1 (IGF-1), which has been shown to have wide-ranging neuroprotective properties. Furthermore, the researchers also reported that the cells, which were injected in the peri-hippocampal region, survived for up to ten weeks. The hippocampus plays an important role in memory encoding and retrieval. It is also one of the first regions of the brain to be affected in Alzheimer’s disease. The researchers concluded that this approach could provide a viable approach to treat Alzheimer’s disease in the future.

“Fourteen weeks after the surgery, the stem cell-injected mice performed significantly better than the control mice,” said Dr. Kashlan. “They were smarter. We were not prepared for the magnitude of the effect, it was rather stunning. It gives us hope to be part of treating this horrendous disease. Everyone knows someone who is affected by Alzheimer’s disease. These results are obviously preliminary, but very exciting.

“The NSI-532.IGF stem cells used in this study are a cortical stem cell line engineered to deliver an extra therapeutic power, in this case IGF-1, in addition to the stem cells themselves,” said Karl Johe, PhD, Neuralstem’s Chairman and Chief Scientific Officer. “All of our ongoing human trials involve our spinal cord stem cells. This pipeline expansion into a different neural stem cell line highlights the platform nature of our technology that enables us to isolate and commercially develop stem cells from different regions of the central nervous system to treat different indications.

“This is also the first instance in which we are demonstrating the ability of the cells to act as a stable delivery vehicle for gene therapy in the central nervous system (CNS),” Dr. Johe continued. “Getting large molecules across the blood brain barrier into the CNS has proven extremely difficult. Our cells, which integrate seamlessly in the CNS under the blood brain barrier, present a unique delivery vehicle to overcome this limitation. This study presents an elegant demonstration of the efficacy of this process. Although we focus on the hippocampus, the cells and the therapeutic protein distribute widely and provide global therapeutic effects throughout the brain.”

About Neuralstem

Neuralstem’s patented technology enables the production of multiple types of brain and spinal cord neural stem cells in commercial quantities for the potential treatment of central nervous system diseases and conditions. Neuralstem’s first stem cell product, NSI-566, a spinal cord-derived neural stem cell line, is in an ongoing clinical trial to treat amyotrophic lateral sclerosis (ALS, or Lou Gehrig’s disease). Phase II surgeries were completed in July, 2014. A later stage trial is anticipated to commence in 2015 at multiple centers. Neuralstem received orphan status designation by the FDA for NSI-566 in ALS. In addition to ALS, NSI-566 is also in a Phase I trial in chronic spinal cord injury at UC San Diego School of Medicine. NSI-566 is also in clinical development to treat neurological diseases such as ischemic stroke and acute spinal cord injury.

Neuralstem’s second stem cell product, NSI-532.IGF, consists of human cortex-derived neural stem cells that have been engineered to secrete human insulin-like growth factor 1 (IGF-1). In animal data presented at the Congress of Neurological Surgeons 2014 Annual Meeting, the cells rescued spatial learning and memory deficits in an animal model of Alzheimer’s disease.

Additionally, Neuralstem’s ability to generate human neural stem cell lines for chemical screening has led to the discovery and patenting of compounds that may stimulate the brain’s capacity to generate neurons, possibly reversing pathologies associated with certain central nervous system (CNS) conditions. The company has completed Phase Ia and Ib trials evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD), and is expecting to launch a Phase II study for major depressive disorder (MDD) in 2015. Additional indications might include traumatic brain injury (TBI), Alzheimer’s disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information:

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the annual report on Form 10-K for the year ended December 31, 2013 and Form 10Q, for the period ended June 30, 2014.

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